Calculation of Filing Fee Tables

Form S-3
(Form Type)

LeonaBio, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1) (2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Shares of Common Stock, par value $0.0001 per share, issuable upon exercise of Warrants	457(c)	5,502,402	$6.21 (3)	$34,169,916.42	$138.10 per $1,000,000	$4,718.87
	Total Offering Amounts					$34,169,916.42		$4,718.87
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$4,718.87

(1)
This registration statement registers the resale of 5,502,402 shares of common stock of the Registrant (“Common Stock”) issuable upon the exercise of a pre-funded warrant issued by the Registrant at an exercise price of $0.001 per share, which may be sold by the selling stockholder identified in the registration statement.
(2)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of Common Stock that become issuable as a result of any stock dividend, stock split, recapitalization, or other similar transaction effected without the receipt of consideration that results in an increase to the number of outstanding shares of Common Stock, as applicable.
(3)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act based on the average of the high and low prices of the Registrant’s common stock on The Nasdaq Capital Market on January 16, 2026, which was approximately $6.21 per share.